United States

Securities and Exchange Commission

Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2006

Kansas City Life Insurance Company

(Exact Name of Registrant as Specified in Charter)

Missouri	2-40764	44-0308260
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3520 Broadway
Kansas City, Missouri	64111-2565
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (816) 753-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

On September 8, 2006, the Company entered into an agreement with a broker to allow the Company to purchase shares of its common stock under the authority granted by the Board of Directors and previously disclosed in the Company’s 10-K. The Company may or may not effect share purchases during the term of the agreement. Purchases under this agreement are at the discretion of the Company and will be based upon market conditions and needs of the Company. Trades will only be conducted in accordance with terms of SEC rule 10b-18 of the Securities and Exchange Act of 1934. The Company may enter into further agreements or amendments to this agreement to allow it to comply with the safe harbor of Rule 10b5-1(c) of the Securities Exchange Act of 1934 with the broker to effect.

Founded in 1895, Kansas City Life Insurance Company (NASDAQ: KCLI) is a Missouri corporation with its Home Office in Kansas City, Mo. The Company’s primary business is providing financial protection through the sale of life insurance and annuities. The Company’s revenues were $450.1 million in 2005, and assets and life insurance in force were $4.6 billion and $30.9 billion, respectively, as of December 31, 2005. The Company and its affiliates operate in 49 states and the District of Columbia. For more information, please visit www.kclife.com.

Any forward-looking statements contained in this release, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors including among others the possibility of unforeseen changes in the political, economic or regulatory environment, demographic changes and others.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANSAS CITY LIFE INSURANCE COMPANY
(Registrant)

By: William A. Schalekamp

William A. Schalekamp

Senior Vice President, General Counsel

and Secretary

September 8, 2006

(Date)